Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-140437, of International Monetary Systems, Ltd. and the related prospectuses of our audit report dated March 21, 2009, except for Note 14, to which the date is April 4, 2009 with respect to the consolidated balance sheets at December 31, 2008 and 2007 and the consolidated statements of operations, shareholders' equity and cash flows of International Monetary Systems, Ltd. and its subsidiaries for the years ended December 31, 2008 and 2007 appearing in the Form 10-K for the year ended December 31, 2008.

WEBB & COMPANY, P.A.
Certified Public Accountants

April 4, 2009